Exhibit 99.2

Consolidated Statements of Income (Unaudited)	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2003	2002	2003	2002

Interest income
Loans, including fees	$2,246	$2,522	$4,593	$5,037
Federal funds sold and other	23	60	60	109
Securities available for sale	264	147	490	294

Total interest income	2,533	2,729	5,143	5,440

Interest expense
Deposits	339	544	724	1,131
Federal funds purchased	5	15	13	33
Advances from Federal Home Loan Bank	148	76	281	139
Junior subordinated debt (trust preferred securities)	61	30	122	30

Total interest expense	553	665	1,140	1,333

Net interest income	1,980	2,064	4,003	4,107
Provision for loan losses	35	99	38	188

Net interest income after provision for loan losses	1,945	1,965	3,965	3,919

Noninterest income
Service charges on deposit accounts	211	169	414	336
Net merchant credit card processing	36	32	78	76
Gain on sales of loans and available-for-sale securities	62	0	62	0
Other noninterest income	172	173	339	312

Total noninterest income	481	374	893	724

Noninterest expense
Salaries and employee benefits	1,012	944	2,030	1,913
Occupancy and equipment	318	294	618	591
Other noninterest expense	761	599	1,432	1,192

Total noninterest expense	2,091	1,837	4,080	3,696

Income before income tax expense	335	502	778	947
Income tax expense	112	167	257	311

Net income	$223	$335	$521	$636

Basic earnings per share of common stock	$0.21	$0.31	$0.48	$0.59
Diluted earnings per share of common stock	$0.21	$0.31	$0.48	$0.59